                                                                    EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

                               (Merger Agreement)

      THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made and entered into as of this 24th day of August, 2004, by and between UNITED COMMUNITY BANKS, INC., a Georgia corporation ("UNITED") and LIBERTY NATIONAL BANCSHARES, INC., a Georgia corporation ("LIBERTY", and together with United, the "CONSTITUENT CORPORATIONS").

      WHEREAS, the authorized capital stock of United consists of 100,000,000 shares of Common Stock, $1.00 par value per share (the "UNITED STOCK"), of which 36,246,392 shares are issued and outstanding and 10,000,000 shares of Preferred Stock, $1.00 par value per share, of which 48,300 shares are issued and outstanding; and

      WHEREAS, the authorized capital stock of Liberty consists of 10,000,000 shares of Common Stock, $0.50 par value per share, of which 1,598,399 shares are issued and outstanding and 97,534 shares are subject to currently outstanding options (the "LIBERTY STOCK"); and

      WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of each such corporation and its shareholders that Liberty merge with and into United, with United being the surviving corporation; and

      WHEREAS, the respective Boards of Directors of the Constituent Corporations, by resolutions duly adopted, have unanimously approved and adopted this Agreement, and the Board of Directors of Liberty, by resolution duly adopted, has directed that this Agreement be submitted to the shareholders of Liberty for their approval; and

      WHEREAS, United has agreed to issue shares of United Stock which shareholders of Liberty will be entitled to receive, according to the terms and conditions contained herein, on or after the Effective Date (as defined herein) of the merger provided for herein.

      NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

1.    MERGER.

      Pursuant to and with the effects provided in the applicable provisions of
Article 11 of the Georgia Business Corporation Code, as amended (Chapter 2 of Title 14 of the Official Code of Georgia), Liberty (hereinafter sometimes referred to as the "MERGED CORPORATION") shall be merged with and into United (the "MERGER"). United shall be the surviving corporation (the "SURVIVING CORPORATION") and shall continue under the name "United Community Banks, Inc." On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Corporation shall cease and terminate.

2.    ACTIONS TO BE TAKEN.

      The acts and things required to be done by the Georgia Business Corporation Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Merged Corporation and the filing of the certificate of merger in Georgia, relating hereto in the manner provided in said laws, shall be attended to and done by the proper officers of the Constituent Corporations with the assistance of counsel as soon as practicable.

3.    EFFECTIVE DATE.

      The Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the certificate of merger in Georgia, relating hereto in the manner provided in the Georgia Business Corporation Code (the "EFFECTIVE Date").

4.    ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION.

      (a) The Amended and Restated Articles of Incorporation of United, as heretofore amended, shall on the Effective Date be the Articles of Incorporation of the Surviving Corporation.

      (b) Until altered, amended or repealed, as therein provided, the Amended and Restated Bylaws of United as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation.

5. MANNER AND BASIS OF CONVERTING SHARES OF CAPITAL STOCK; CAPITAL STRUCTURE OF THE SURVIVING CORPORATION.

      The manner and basis of converting the shares of capital stock of each of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

      (a) In the Merger, the holders of Liberty Stock shall be entitled to elect to receive, in exchange for their shares of Liberty Stock, shares of United Stock, cash or a combination thereof, in the amounts specified by such holders in accordance with the provisions of Section 5(b) below, and each share of Liberty Stock outstanding immediately prior to the Effective Date shall, by virtue of the Merger, be converted on the Effective Date into fully paid and nonassessable shares of United Stock and/or cash as follows, subject to any adjustments occurring after the date hereof as contemplated by Section 5(d) below:

            (1) 0.9415 shares of United Stock for each outstanding share of Liberty Stock;

            (2) $21.6538 in cash, without interest, per share of Liberty Stock;
      or

            (3) any combination of Section 5(a)(1) and 5(a)(2) above;

provided, however, that no more than 15% of the issued and outstanding shares of Liberty Stock may be exchanged for cash (the "MAXIMUM CASH ELECTION") and any shares of Liberty Stock elected to be exchanged for cash above the Maximum Cash Election shall be subject to proration as provided in Section 5(b) below.

      (b) At the same time that the notice of special meeting of Liberty shareholders (the "SPECIAL MEETING") is first mailed to Liberty shareholders, a form of election shall also be mailed to each Liberty shareholder (the date of such form of election being referred to herein as the "MAILING DATE"). Each Liberty shareholder shall indicate thereon his, her or its preference as to the proportion of United Stock and/or cash which he, she or it desires to receive in exchange for his, her or its Liberty Stock, and shall return the form to the Secretary of Liberty prior to the date of the Special Meeting. If holders of Liberty Stock elect to receive cash for a number of shares of Liberty Stock in excess of the Maximum Cash Election, then the number of shares exchanged for cash by each shareholder so electing will be reduced such that the amount of shares exchanged for cash equals the Maximum Cash Election based on the ratio that the number of shares elected to be exchanged by such shareholder bears to the total number of shares elected to be exchanged for cash by all Liberty shareholders. To the extent a Liberty shareholder does not receive $21.6538 in cash for each share of Liberty Stock such shareholder elected to be exchanged for cash due to the proration provided in this Section 5(b), such shareholder shall be entitled to receive 0.9415 shares of United Stock for each remaining share of Liberty Stock not exchanged for cash.

      (c) Upon the Effective Date, all rights with respect to Liberty Stock pursuant to stock options (the "LIBERTY STOCK OPTIONS") granted by Liberty which are outstanding at the Effective Date, whether or not exercisable, shall be converted into and become rights with respect to United Stock, and United shall assume each Liberty Stock Option in accordance with the terms of the stock option plan and the stock option agreement by which it is evidenced. From and after the Effective Date, (i) each Liberty Stock Option assumed by United may be exercised solely for shares of United Stock, (ii) the number of shares of United Stock subject to such Liberty Stock Option shall be equal to the product of the number of shares of Liberty Stock subject to such Liberty Stock Option immediately prior to the Effective Date multiplied by 0.9415, and (iii) the per share exercise price under each such Liberty Stock Option shall be adjusted by dividing the per share exercise price by 0.9415 and rounding down to the nearest cent, subject to any adjustments occurring after the date hereof as contemplated by Section 5(d) and (e) below.

      (d) If either party should change the number of its outstanding shares as a result of a stock split, stock dividend, or similar recapitalization with respect to such shares prior to the Effective Date then the shares to be issued hereunder to holders of Liberty Stock shall be proportionately adjusted.

      (e) No scrip or fractional share certificates of United Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by $23.00.

      (f) As soon as practicable after the Effective Date, each holder as of the Effective Date of any of the shares of Liberty Stock to be converted as elected by such holder as above provided, upon presentation and surrender of the certificates representing such shares to United, shall be entitled to receive in exchange therefor a certificate representing the number of shares of United Stock, and cash, to which such shareholder shall be entitled according to the terms of this Agreement. Until such surrender, each such outstanding certificate which prior to the Effective Date represented Liberty Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of United Stock into which the same shall have been converted as elected by such holder as above provided, the right to receive cash by such holder as above provided, and the right to receive payment for fractional shares.

      (g) Upon the Effective Date, each share of United Stock issued and outstanding immediately prior to the Effective Date shall continue unchanged and shall continue to evidence a share of common stock of the Surviving Corporation.

6.    TERMINATION OF SEPARATE EXISTENCE.

      Upon the Effective Date, the separate existence of the Merged Corporation shall cease and the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Constituent Corporations may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

7.    FURTHER ASSIGNMENTS.

      If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of the Merged Corporation, the proper officers and directors of the Merged Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

8.    CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER.

      This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of each of the following conditions:

      (a) Approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding voting shares of Liberty Stock; and

      (b) All the terms, covenants, agreements, obligations and conditions of the Agreement and Plan of Reorganization (the "ACQUISITION AGREEMENT") of even date herewith by and between Liberty and United to be complied with, satisfied and performed on or prior to the Closing Date (as defined therein), shall have been complied with, satisfied and performed in all material respects unless accomplishment of such covenants, agreements, obligations and conditions has been waived by the party benefited thereby.

9.    TERMINATION.

      This Agreement may be terminated and the Merger abandoned in accordance with the terms of the Acquisition Agreement, at any time before or after adoption of this Agreement by the directors of either of the Constituent Corporations, notwithstanding favorable action on the Merger by the shareholders of the Merged Corporation, but not later than the issuance of the certificate of merger by the Secretary of State of the State of Georgia with respect to the Merger in accordance with the provisions of the Georgia Business Corporation Code.

10.   COUNTERPARTS; TITLE; HEADINGS.

      This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

11.   AMENDMENTS; ADDITIONAL AGREEMENTS.

      At any time before or after approval and adoption by the shareholders of Liberty, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of Liberty Stock shall be converted in the Merger pursuant to Section 5 hereof.

      IN WITNESS WHEREOF, the Constituent Corporations have each caused this Agreement to be executed on their respective behalfs and their respective corporate seals to be affixed hereto as of the day and year first above written.

                                       LIBERTY NATIONAL BANCSHARES, INC.

(CORPORATE SEAL)
ATTEST:                                By: /s/ William L. Daniel
                                           -------------------------------------
/s/ C. Dean Alford                         William L. Daniel
-------------------------------            President and Chief Executive Officer
Secretary

                                       UNITED COMMUNITY BANKS, INC.

(CORPORATE SEAL)
ATTEST:                                By: /s/ Thomas C. Gilliland
                                           -------------------------------------
/s/ Lori McKay                             Thomas C. Gilliland
-------------------------------            Executive Vice President
Assistant Secretary